Exhibit 3.4

                           CERTIFICATE OF NAME CHANGE


I, DEAN HELLER, the duly qualified and elected Nevada Secretary of State, do hereby certify that on May 29, 2002, a Certificate of Amendment to its Articles of Incorporation changing the name to RESOLVE STAFFING, INC., was filed in this office by COLUMBIALUM STAFFING, INC.. Said change of name has been made in accordance with the laws of the State of Nevada and that said Certificate of Amendment is now on file and of record in this office.




IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on June 3, 2002.


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                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
               (Pursuant to NRS 78.385 and 78.390 and NRS 78.207)


1. Name of Corporation: Columbialum Staffing, inc.

2. This Certificate of Amendment amends the Amended and Restated Articles of Incorporation by:

(a) changing the name of the Company to Resolve Staffing, Inc'
(b) reverse splitting the outstanding shares of the Company's Common Stock one-for-thirty;
(c) maintaining the par value of the Company's Common Stock at $.0001; and
(d) restoring the number of shares of Common Stock the Company is authorized to issue 50,000,000.

3. The text of the Articles as amended are as follows:

(a) Article 1 is hereby amended in its entirety as follows:

"The name of the Corporation is Resolve Staffing, Inc."

(b) The first paragraph of Article 4 is amended to read as follows:

"The total number of shares of stock of all classes which the Corporation has authority to issue is 60,000,000 shares, of which 50,000,000 shares shall be common stock, with a par value of $.0001 per share ("Common Stock"), and 10,000,000 shares shall be preferred stock, with a par value of $.0001 per share ("Preferred Stock")."

4. The Directors of the Corporation approved a resolution reducing the number of authorized and outstanding shares to one-thirtieth of that which existed prior to such resolution, pursuant to NRS 78.207. The effects of the reverse split, which is intended to become effective just prior to the amendment set forth above, is as follows:

(a) Prior to the reverse split, the number of authorized and outstanding shares of each class of stock and the par value of each were as follows:

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Authorized Outstanding Par Value Common 50,000,000 10,051,000 $.0001 Preferred
10,000,000 -0- $.0001
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(b) Following the reverse split and prior to the above amendments, the number of authorized and outstanding shares of each class of stock and the par value of each were as follows:

Authorized Outstanding Par Value Common 16,666,666 335,033 $.003
-----------------------------------------------------------------

Preferred 10,000,000 -0- $.0001

(c) Each issued and outstanding share shall be exchanged for one-thirtieth share of Common Stock in connection with the reverse split. Anyone that would receive a fraction of a share in the reverse split shall receive one full additional share in lieu of cash compensation.

5. The Board adopted a resolution amending the Articles of Incorporation to the effect set forth above, and ordered it submitted to the stockholders for a vote. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 6,750,150 in favor, consisting of 67% of the outstanding shares.

6. Officer Signature.



/s/ R. Gale Porter
----------------------------
R. Gale Porter, President


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